FOR IMMEDIATE RELEASE

id-Confirm, Inc.– Closing of Convertible Debenture Offering

DENVER, Colorado, October 27, 2005 – id-Confirm, Inc. (the “Company”) (OTC BB:IDCO.OB) today announced that it has entered into private placement agreements with institutional investors whereby it has received gross proceeds of $2,428,000 and has issued $2,890,476 of Convertible Debentures, convertible into 4,817,460 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. The investors have also been issued warrants exercisable at any time on or after the six month anniversary of the securities purchase agreement and for five years thereafter to purchase up to 3,215,213 shares of common stock at an exercise price of $0.9889 per share. The investors were also issued 3,215,213 short term warrants at an exercise price of $0.60 per share, exercisable until the earlier of six months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. The proceeds of the private placement will be used for general corporate purposes. JPC Capital Partners, Inc. was the placement agent for the transaction, and have been issued 192,667 warrants and 192,667 short term warrants.

The securities offered in the private placement were not registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act. Pursuant to a registration rights agreement with the investors, the Company will file a registration statement with the United States Securities and Exchange Commission covering the resale of the shares of common stock issuable pursuant to the Convertible Debentures and the warrants, subject to certain terms and conditions.

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the application of the proceeds of the Company’s Convertible Debenture financing.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the possibility that the Company is unable to close the Convertible Debenture offering because of a failure of a closing condition or otherwise and the possibility that the closing of the Convertible Debenture offering will take longer than several days following the date of this press release. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company’s periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Robert A. Morrison IV

President

303.458.5727

id-Confirm, Inc.

Suite 400, 1800 Boulder Street, Denver, Colorado, 80211-6400

id-Confirm.com